EXHIBIT 4.9

Agreement No. 319103.S.001.S.002

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO RADCOM LTD. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS THROUGHOUT THIS EXHIBIT.

Supplemental Support & Maintenance

No. 319103.S.001.S.002

Between

RADCOM Ltd.

And

AT&T Services, Inc.

Agreement No. 319103.S.001.S.002

Overview

This Agreement is pursuant to and hereby incorporates by reference the terms and conditions of the Software and Professional Services Agreement No. 319103.C dated March 29, 2019 (“SPSA”) and Supplement Agreement No. 319103.S.001 dated March 29, 2019 (“Material Supplement”), except to the extent modified or supplemented below. Any such modifications or supplements are for the purpose of this Agreement only and shall not affect the SPSA or any other RADCOM Agreements as defined in the SPSA. In the event of a conflict between this Agreement and the SPSA and any other RADCOM Agreements, the terms and conditions of this Agreement will govern for the purpose of this Agreement only.

Preamble

This Supplement Support and Maintenance Agreement No. 319103.S.002 (this “Agreement”) is entered into and effective as of the last date signed by a Party (the “Effective Date”) by and between RADCOM Ltd., an Israeli company incorporated under the laws of Israel (“Supplier”), and AT&T Services, Inc., a Delaware corporation (“AT&T”), each of which may be referred to in the singular as a “Party” or in the plural as the “Parties.” Capitalized terms used herein but not defined within the body of this Agreement shall have the meanings ascribed to them in the SPSA and other RADCOM Agreements which will supersede any identical term in Appendix A Definitions.

1.0	Scope of Agreement

1.1	Deliverables

Supplier shall provide to AT&T the Deliverables described in Appendix B Description of Deliverables subject to the terms and conditions of this Agreement as requested in Orders submitted to Supplier by AT&T.

1.2	Pricing

Supplier shall provide the Deliverables at the applicable prices set forth in Appendix C Price(s). If Supplier at any time makes a general price decrease, then Supplier shall promptly notify AT&T in writing and extend such decrease to AT&T effective on the date of such general price decrease. Supplier shall strive to reduce its costs and corresponding prices for Deliverables by [**] each calendar year, through the use of improved processes, supply chain economies and other cost reduction methods.

1.3	Orders

AT&T may, at AT&T’s election, submit Orders for Deliverables to Supplier pursuant to this Agreement (a) in a form agreed to by the Parties or (b) via AT&T’s electronic ordering system. Subject to agreement on Delivery Dates, Supplier shall accept all Orders submitted to it by AT&T for Deliverables. Subject to Section 1.7, the terms of this Agreement govern all Orders for Deliverables that AT&T may place with Supplier. The Parties may vary or supplement the terms of this Agreement in an Order through Special Terms and Conditions, which shall take precedence over any inconsistent term of this Agreement and shall only apply to such Order. Supplier shall not reject any Order for Deliverables described in Appendix B unless the Order includes:

1.	Delivery Dates to which Supplier has not agreed, prior to the placement of the Order, and which Supplier is unable to meet;

2.	Special terms and conditions to which Supplier has not agreed, prior to placement of the Order, and which are objectionable to Supplier; or

3.	prices contrary to those established under this Supplemental Agreement.

If Supplier rejects an Order, Supplier shall give AT&T written notice stating Supplier’s reasons for rejecting the Order and the modifications, if any, that would make the Order acceptable to Supplier. Supplier shall furnish Material that conforms materially to the Specifications established under this Agreement. If Supplier is unable to tender conforming Material, Supplier shall not tender non-conforming Material; the Parties agree that non-conforming tenders are not an accommodation to AT&T. All Delivery Dates are firm, and time is of the essence.

Proprietary and Confidential

This Agreement is not for use or disclosure outside of AT&T, its Affiliates, and its and their third party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 319103.S.001.S.002

1.4	Non-Commitment; Non-Exclusivity

This Agreement does not grant Supplier any right or privilege to provide to AT&T any Deliverables of the type described in or purchased under this Agreement, except as may be set forth in an Order. AT&T may contract with third parties for materials or services comparable to those described in or purchased under this Agreement, and AT&T may itself perform such services.

1.5	Affiliates

Affiliates of AT&T may transact business under this Agreement and place Orders with Supplier that incorporate the terms and conditions of this Agreement. References to “AT&T” herein are deemed to refer to an Affiliate when an Affiliate places an Order with Supplier under this Agreement, or when AT&T places an Order on behalf of an Affiliate, or when an Affiliate otherwise transacts business with Supplier under this Agreement. To the extent that the pricing under this Agreement or any Order provides for discounts of any sort based on volume of purchases by AT&T (including percentage discounts and tier-based pricing) or requires a certain volume of purchases by AT&T, Supplier shall aggregate the amount of all purchases by AT&T and its Affiliates for purposes of determining any such discounts and volumes. An Affiliate is solely responsible for its own obligations, including all charges incurred in connection with such an Order or transaction.

1.6	Term of Agreement

a.	This Agreement shall be effective on the Effective Date and shall continue until March 31, 2022, unless earlier terminated as set forth herein.

b.	Any Order in effect on the date when this Agreement expires or is terminated shall continue in effect until such Order either (i) expires by its own terms or (ii) is separately terminated, prior to its own scheduled expiration, as provided in this Agreement. The terms and conditions of this Agreement shall continue to apply to such Order as if this Agreement were still in effect. Likewise, termination or expiration of the SPSA shall not affect the obligations of either Party to the other Party pursuant to this Agreement, and the terms and conditions of the SPSA shall continue to apply to this Agreement as if the SPSA were still in effect.

1.7	Entire Agreement

This Agreement, including all appendices, exhibits, attachments and documents incorporated by reference, constitutes the final, complete, and exclusive expression of the Parties’ agreement on the matters contained in this Agreement. The terms of this Agreement and an applicable Order, together with the SPSA and all other RADCOM Agreements, shall govern in lieu of all other pre-printed, standardized or other provisions that may otherwise appear in any other paper or electronic record of either Party (such as standard terms on order or acknowledgment forms, advance shipping notices, invoices, time sheets, and packages, shrink wrap terms, and click wrap terms). All prior written and oral negotiations and agreements, and all contemporaneous oral negotiations and agreements, between the Parties on the matters contained in this Agreement are expressly merged into and superseded by this Agreement, except for the SPSA and other RADCOM Agreements and any Orders placed pursuant thereto. The Parties do not intend that the provisions of this Agreement be explained, supplemented, or qualified through evidence of trade usage or any prior course of dealings or any course of performance under any prior agreement. In entering into this Agreement, neither Party has relied upon any statement, estimate, forecast, projection, representation, warranty, action or agreement of the other Party except for those expressly contained in this Agreement. There are no conditions precedent to the effectiveness of this Agreement other than any expressly stated in this Agreement. In the event of any conflict in terms between this Agreement, Enterprise License Agreement No. 12639.C (the “ESLA”), an Order, the Material Supplement, or the SPSA, the Parties agree to follow the following order of precedence: the terms set forth in the ESLA, the terms set forth in an Order, the terms of this Agreement, then the terms of the Material Supplement, and then the terms of the SPSA. Notwithstanding the aforementioned order of precedence, any Updates, Upgrades, Materials, Releases, deliverables or other output provided in connection with the Support and Maintenance Services shall be governed in accordance with the ESLA. Acceptance of Material or Services, payment or any inaction by AT&T shall not constitute AT&T’s consent to or acceptance of any additional or different terms from those stated in this Agreement, except for terms in an Order placed by AT&T and signed by both Parties. Estimates furnished by AT&T and Supplier are for planning purposes only and shall not constitute commitments. Supplier and AT&T covenant never to contend otherwise.

1.8	Transmission of Original Signatures and Executing Multiple Counterparts

Original signatures transmitted and received via facsimile or other electronic transmission of a scanned document (e.g., pdf or similar format) are true and valid signatures for all purposes hereunder and shall bind the Parties to the same extent as that of an original signature. This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document.

Proprietary and Confidential

This Agreement is not for use or disclosure outside of AT&T, its Affiliates, and its and their third party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 319103.S.001.S.002

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative.

RADCOM Ltd.		AT&T Services, Inc.

By:	/s/ Yaron Ravkaie /s/ Amir Hai	By:	/s/ Paula G. Waldron
Name:	Yaron Ravkaei Amir Hai	Name:	Paula G. Waldron
Title:	CEO CFO	Title:	Senior Sourcing Manager
Date:	March 28, 2019	Date:	March 29, 2019

Proprietary and Confidential

This Agreement is not for use or disclosure outside of AT&T, its Affiliates, and its and their third party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 319103.S.001.S.002

Appendix A                     Definitions

[**]

Proprietary and Confidential

This Agreement is not for use or disclosure outside of AT&T, its Affiliates, and its and their third party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 319103.S.001.S.002

Appendix B                     [**]

[**]

Proprietary and Confidential

This Agreement is not for use or disclosure outside of AT&T, its Affiliates, and its and their third party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 319103.S.001.S.002

Appendix C                     Price(s)

[**]

Proprietary and Confidential

This Agreement is not for use or disclosure outside of AT&T, its Affiliates, and its and their third party representatives, and Supplier except under written agreement by the contracting Parties.

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